Exhibit 10.2

CONFIDENTIAL TREATMENT REQUESTED - REDACTED COPY

PROCESS DEVELOPMENT AGREEMENT

This PROCESS DEVELOPMENT AGREEMENT (“Agreement”) is made on this 6th day of March, 2020 (“Effective Date”) by and between Context Therapeutics LLC, a Delaware limited liability company having its registered office at 3675 Market Street, Suite 200, Philadelphia, PA 19104(“Context”); and Tyligand Bioscience (Shanghai) Limited, A having its registered office at 781 Cailun Road, ZhangJiang Hitech Park, Shanghai. China (“Tyligand”). Context and Tyligand may be referred to individually as a “Party” or jointly as “Parties”.

RECITALS

WHEREAS, Context is a clinical-stage biopharmaceutical company advancing medicines to treat hormone driven cancers. Context’s lead program is onapristone, an investigational drug that is currently in Phase 2 development for progesterone receptor positive (PR+) cancers;

WHEREAS, Tyligand has certain expertise in chemical process design, optimization and commercialization in the pharmaceutical industry;

WHEREAS, [***]

WHEREAS, Context desires to engage Tyligand to develop an improved manufacturing process (as further described herein), and Tyligand accepts such engagement in exchange for certain economic compensation from Context based on the terms outlined below; and

WHEREAS, Context and Tyligand shall, at the Successful Completion of the Development Plan, promptly execute the License, Development, Manufacturing, and Marketing Agreement (the “License Agreement”) as set forth in Exhibit D.

NOW THEREFORE, in consideration of the premises, the mutual promises and covenants of the Parties contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound do hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1

“Affiliate” of a Party means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is Under Common Control with such Party. The expression “Control”, “Controlled by”, or “Under Common Control with” means either (a) possession of more than fifty percent (50%) of the voting securities of a Party; or (b) the power to direct the management or policies of a Party, whether through ownership of voting securities, by contract, or otherwise.

1.2	“Applicable Law” means all applicable laws, rules and regulations, including any rules, regulations, guidelines, or other requirements.

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

1.3

“Background IP” means, with respect to Context, the Intellectual Property of Context that is (a) reasonably useful or necessary for Tyligand’s performance of the Development Services, and (b) controlled by such Party on the Effective Date. For purposes of 1.3(b), “control” means the ability to grant to the Tyligand access, a license, or a sublicense (as applicable) to such material, Confidential Information, or intellectual property right on the terms and conditions set forth herein without incurring any payment obligation under, or violating the terms of, any agreement or other arrangement with any Third Party existing at the time such Party would first be required hereunder to grant to the other Party such access, license or sublicense.

1.4	“Compound” means the chemical onapristone ([***]) currently owned by Context.

1.5	“Commercially Reasonable Efforts” means, [***]

1.6

“Confidential Information” means all confidential and/or proprietary technical, commercial and business information, in tangible or non-tangible form, being disclosed directly by the Disclosing Party to the Receiving Party or indirectly, through Representative(s) of the Disclosing Party and/or any Third Party acting on the Disclosing Party’s behalf, or made otherwise available for the purposes of this Agreement. Confidential Information may include, but is not limited to, formulae, compositions, specifications, designs, ideas, software, algorithms, machine readable data, production and quality control methods, processes, techniques, business policies or practices, the terms of this Agreement, and all other materials and information regarding the Disclosing Party’s technology, know-how, products, markets, prototypes, business information and operations, or technical information and/or commercial information and data. A Party’s Confidential Information shall also include any information obtained by the other Receiving Party under this Agreement by visual inspection during audits, visits and/or demonstrations in laboratories, pilot plants and/or production facilities of the Disclosing Party, e.g., regarding plant and equipment, and the applications and modes of operation thereof.

1.7	“Context Inventions” shall have the meaning ascribed to such term in Section 6.

1.8	“Development Expense Cap” means $[***].

1.9	“Development Plan” means the description of materials and development activities that are required to develop the Process for the Compound as set forth on Exhibit B.

1.10	“Disclosing Party” means the Party (or its Affiliates) disclosing Confidential Information.

1.11	“Effective Date” has the meaning set forth in preamble hereto.

1.12	“Facility” means the facilities owned by Tyligand or its Affiliates.

1.13

“First Commercial Sale” means the first sale of the finished product for end use utilizing the Compound in any part of the Territory. For the avoidance of doubt, the First Commercial Sale does not include (i) any sale or supply of any product in research or development activities including clinical trials and pre-clinical studies, (ii) any sale to or between related parties of Context, or (iii) the disposal or transfer of such finished product utilizing the Compound for a bona fide charitable purpose, including expanded access, compassionate use or named patient use.

1.14

“Intellectual Property” means all patents, applications for any of the foregoing, or extensions, renewals, continuations or re-issues thereof, or amendments or modifications thereto, know-how, technical and non-technical information, trade secrets, formulae, techniques, testing protocols and data, and analytical and quality control data or descriptions, chemical formulations, manufacturing processes, assays, sketches, drawings, models, inventions, designs, specifications, processes, apparatus, equipment, databases, research, experimental work, development, pharmacology and clinical data, software programs and applications, software source documents and any similar or other type of titles, rights and interests and intangible assets.

1.15

“Inventions” means all Intellectual Property and discoveries, inventions, developments, modifications, innovations, updates, enhancements, improvements, writings, or rights (whether or not protectable under patent, trademark, copyright, or similar laws) that are conceived, discovered, invented, developed, created, made, or reduced to practice solely by a Party, or jointly by the Parties, in the course of performing or in relation to their obligations under the Development Plan.

1.16

“Know-How” means the data, inventions, methods, proprietary information, dossier, trade secrets, techniques, process, protocols, documentation, and technology of a Party including the Confidential Information of such party whether patentable or not but which are not generally known, which directly relate to Compound or to the manufacturing, testing or use of Compound and are controlled by such Party, including, but not limited to, discoveries, formulae, materials, including biological materials, practices, methods, knowledge, know-how, processes, experience, test data (including pharmacological, toxicological and clinical information and test data), analytical and quality control data, marketing, pricing, distribution, cost and sales data or descriptions.

1.17

“Net Sales” means the gross amounts invoiced by Context, or its Affiliates or licensees, as applicable, to Third Party customers for sales or other transfers of finished product incorporating the Compound, less the sum of the following: customary trade, quantity, and cash discounts or rebates actually allowed; credits or allowances given to customers for rejections or returns or on account of retroactive price reductions; sales taxes, excise taxes, use taxes and import/export duties; transportation and handling charges, including costs of insurance; and rebates and charge backs including those actually granted to managed care entities and government agencies.

1.18	“Process” means the improved synthesis and chemical process for manufacturing the Compound developed by Tyligand in accordance with the Development Plan to meet the Specifications.

1.19	“Project Team” shall have the meaning ascribed in Section 2.3.

1.20	“Receiving Party” means the Party receiving Confidential Information.

1.21	“Specifications” the process and analytical specifications for the Compound as set forth on Exhibit A.

1.22

“Successful Completion” means Tyligand’s successful completion of the Development Plan meeting the Specifications, including demonstration by Tyligand of the improved Process and delivery of five hundred (500) grams of Compound to Context. .

1.23	“Third Party” or “Third Parties” means any legal entity or person excluding the Parties to this Agreement and/or its Affiliates.

1.24	“Territory” means worldwide without limitations.

ARTICLE II

DEVELOPMENT

2.1

Grant of License and Engagement. Context shall engage Tyligand on an exclusive basis during the Term to develop the Process for the Compound in accordance with the Development Plan in order to meet the Specifications. Notwithstanding, Context, at its sole expense, may engage additional parties to support the Development Plan and will notify Tyligand in writing upon such vendor engagement. Subject to the terms and conditions of this Agreement, Context hereby grants Tyligand the right and license to Context’s Background IP related to the Compound solely to develop the Process on behalf of Context. Such license shall be non-assignable and non-sublicensable.

2.2	Tyligand Responsibilities:

(i)

Development Plan. Based on the technical information provided by Context, Tyligand shall use Commercially Reasonable Efforts to Successfully Complete the Development Plan pursuant to the timelines set forth in the Development Plan, at Tyligand’s sole cost and expense, and supply five hundred (500) grams of Compound in conformance with the Specifications to Context. Tyligand shall perform, or cause to be performed, its activities under the Agreement in a scientific manner, in compliance in all material respects with all requirements of Applicable Laws and industrial standards, and in an efficient and expeditious manner and shall reasonably cooperate with Context in all material respects. Tyligand shall provide to Context a summary presentation describing in reasonable detail Tyligand’s activities and progress under the Development Plan every two (2) weeks during the Term, in such form as Context reasonably requests.

(ii)

Records, cGLP, cGCP, and cGMP: Tyligand shall maintain records regarding the Development Plan services in reasonably sufficient detail and in accordance with Good Laboratory Practices, Good Clinical Practices, and Good Manufacturing Practices to properly reflect and document, as applicable, in a manner appropriate for purposes of supporting the filing of potential patent applications and the filing and obtaining of regulatory filings, all work done and results achieved in the performance of the Development Plan services hereunder. Tyligand will make such records, as applicable, available to Context during normal business hours upon reasonable notice.

(iii)	Validation Protocols. Tyligand shall be responsible for assisting with the preparation and execution of process validation protocols.

2.3	Context Responsibilities. Context shall be responsible for supplying to Tyligand, at Context’s sole expense, data and information necessary or reasonably useful for the Development Plan.

2.4

Project Team. The Parties shall establish a project team (“Project Team”) to oversee the Development plan and Tyligand’s and Context’s activities relating to meeting the Specifications in the Development plan, to monitor the progress of the development of the Process at all stages of development and according to the benchmarks and milestones set forth in the Development Plan, to modify the Development Plan from time to time as provided in Section 2.5 and to facilitate ongoing communication between Tyligand and Context. The Project Team shall consist of (i) a Tyligand representative and (ii) a Context representative from its Scientific Operations Department and (iii) a Context representative from its Financial Operations Department. Tyligand and Context may appoint additional development, regulatory and business personnel to the Project Team as they deem necessary to accomplish the development of the Process. In planning, administering, and monitoring the Development Plan hereunder, the Project Team will allocate tasks and expertise in order to avoid duplication and to enhance synergies as well as to comply with the requirements of this Agreement.

(i)

Subject to Section 2.5, the Project Team shall operate by consensus, with the representatives of each of Tyligand and Context having collectively one (1) vote on behalf of such Party. The Project Team will meet monthly to review the status of the Development Plan and assess Tyligand’s progress against the associated budget, which meeting shall be via teleconference or such other means as agreed to by the Project Team. For each meeting of the Project Team, the presence of at least one (1) representative of each of Tyligand and Context shall constitute a quorum. Action on any Project Team matter may be taken at a meeting, by teleconference or by videoconference and in each case documented in written minutes or by other written agreement. Except as otherwise expressly provided for herein, each of Tyligand and Context shall bear their own expenses for maintaining their representatives on the Project Team.

(ii)	The Project Team shall attempt to resolve any and all disputes regarding the Development Plan by consensus. If the Project Team is unable to reach a consensus with respect to such a dispute, then such dispute shall be submitted to escalating levels of the senior management of Tyligand and Context for review. If such dispute cannot be resolved despite escalation, then the Chief Executive Officer of Tyligand and the Chief Executive Officer of Context shall attempt to resolve such dispute. In the event that these Officers cannot reach an agreement regarding a dispute, then Context shall have the right to decide the matter; provided, however that Context may not amend or modify the Development Plan to require Tyligand to engage in or perform any Development Plan services that are not expressly provided for in the Development Plan or otherwise agreed to by Tyligand in writing, or require Tyligand to incur Development Plan expenses in excess of the Development Expense Cap.

2.5

Modifications. From time to time, Context and Tyligand may, in writing, agree to modify and revise the Development Plan to achieve Successful Completion. Context will have final decision-making authority with respect to the establishment and execution of the Development Plan.

2.6

Materials. Tyligand shall be responsible, at its sole cost and expense, for procuring chemicals, solvents, columns, change parts, glassware and other common materials and items required for the Development Plan.

2.7

Site Audit. Context shall have the right, upon no less than ten (10) days’ notice, during regular business hours, under reasonable obligations of confidentiality and it its own cost, to inspect, audit and review the Facility at which Compound is being developed and all procedures, practices, books, records, and documents to the extent related to the Compound.

2.8

Technology Transfer and Assistance. Tyligand shall, upon the written request of Context, transfer to Context all information, data, know-how, processes, and any other information comprising Intellectual Property and/or Know-How reasonably required by Context to be able to conduct the Process.

ARTICLE III

CONSIDERATION

3.1

Milestones. In consideration of and upon Tyligand’s Successful Completion of the Development Plan, Context shall pay to Tyligand the payments set forth in Exhibit C of this Agreement within [***] days of the achievement of such Milestones and receipt of invoice therefor. For avoidance of doubt, the payments are non-refundable and payable only one time hereunder, provided; however, that Milestone No. 1 will be paid in [***].

3.2

Royalty. In consideration of and upon Tyligand’s Successful Completion of the Development Plan, within [***] days of the end of each calendar quarter, Context shall pay Tyligand one percent (1%) of Net Sales of finished product utilizing the

Compound, on a country-by-country basis, for Compound substantially manufactured in accordance with the Process and meeting the Specifications; provided Context shall owe no such royalty for sales in any country of the Territory to which Tyligand has a license from Context, including but not limited to those countries to which Tyligand receives a license pursuant to the License Agreement. On a country-by-country basis, upon the later of (i) the sale of a Generic Product in a country and (ii) r3 (15) years from the First Commercial Sale in such country, the royalty rate set forth in the preceding sentence shall be reduced to zero percent (0%) and the obligations with respect to such royalty payments shall terminate. For purposes of this Section 3.2, “Generic Product” means a product in a particular country or regulatory jurisdiction that: (a) contains the same active pharmaceutical ingredient(s) as such product utilizing the Compound or is otherwise comparable to such product in dosage form, strength, route of administration, pharmacokinetic profile, quality and performance characteristics and intended use; (b) is approved in reliance, in whole or in part, on a prior approval (or on safety or efficacy data submitted in support of a prior approval) of such product as determined by the applicable regulatory authority, including any product authorized for sale (i) in the U.S. pursuant to Section 505(j) of the U.S. Federal Food, Drug, and Cosmetic Act (21 U.S.C. Section 355(j)), (ii) in the European Union pursuant to a provision of Articles 10, 10a or 10b of Parliament and Council Directive 2001/83/EC as amended (including an application under Article 6.1 of Parliament and Council Regulation (EC) No 726/2004 that relies for its content on any such provision), or (iii) in any other country or jurisdiction pursuant to all equivalents of such provisions, including any amendments and successor statutes with respect to the subsections (i) through (iii) thereto; and (c) is sold in such country or regulatory jurisdiction by a Third Party that is not a sublicensee of Context or an Affiliate of Context, and is not otherwise authorized by Context or its Affiliates or Context’s sublicensees to sell such product.

3.3	[***]. On the Effective Date of the Agreement, Context shall issue [***] as set forth in Exhibit E to Tyligand granting Tyligand [***]

3.4

Greater China Marketing Rights. Upon Successful Completion of the Development Plan, Context and Tyligand shall promptly execute the License, Development, Manufacturing and Marketing Agreement as set forth in Exhibit D.

3.5

Partial Success. In the event that Successful Completion of the Development Plan is not achieved during the Term of this Agreement, Tyligand and Context shall in good faith enter into discussions to determine what reasonable considerations described in Section 3.1-3.4 are to be paid or granted by Context to Tyligand.

3.6

Method of Payments. All the payments made by Context under the Agreement shall be made by direct bank transfer to the account designated by Tyligand in writing in United States Dollars. Context shall pay Tyligand interest on any unpaid or delayed amounts equal to [***].

3.7

Conflict. Any terms and conditions of an invoice, acknowledgement or similar document issued under this Agreement, which are inconsistent with or in addition to the terms and conditions of this Agreement, shall be null and void even if such document is executed and delivered by the Parties.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF TYLIGAND

4.1	Tyligand hereby represents, warrants and covenants to Context, on behalf of itself and its Affiliates, that:

4.1.1	it has the corporate authority to enter into this Agreement and to perform its obligations hereunder;

4.1.2

neither the execution and delivery of this Agreement by Tyligand nor its performance hereunder conflicts with or results in any violation or breach of, or constitutes (with or without due notice or lapse of time or both) a default under any of the terms or conditions of its certificate/article of incorporation or bylaws, or any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which it or any of its Affiliates is a party or by which it or any of its Affiliates or any of their respective properties or assets may be bound or, to its knowledge, violate any statute, law, rule, regulation, writ, injunction, judgment, order or decree of any court, administrative agency or governmental authority binding on it or any of its Affiliates or any of their respective properties or assets;

4.1.3	this Agreement is a legal, valid and binding agreement of Tyligand enforceable in accordance with its terms;

4.1.4

neither it nor any of its Affiliates has entered or will enter, directly or indirectly, into any contract or any other transaction with any Third Party or Affiliate that conflicts or derogates from its undertakings under this Agreement;

4.1.5	it has, and will at all times throughout the Term have, the requisite expertise, experience and skill to perform its obligations hereunder;

4.1.6	it and its Affiliates own and have the unencumbered right to Tyligand’s Intellectual Property utilized by them to perform their obligations hereunder;

4.1.7	the use by Context of the Process or the Intellectual Property of Tyligand and its respective Affiliates, does not violate, and shall not violate, any Third Party Intellectual Property rights; and

4.1.8

it is aware of its obligations and shall comply with all Applicable Laws, and will maintain the necessary governmental registrations, licenses, and permits related to its obligations under this Agreement.

4.2

Disclaimer. Except as expressly set forth in this Agreement, Tyligand does not make any, and hereby expressly disclaims any and all representations, guarantees or warranties, implied, statutory or otherwise, in connection with the Compound or this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF CUSTOMER

5.1	Context hereby represents, warrants and covenants to Tyligand that:

5.1.1	it has the corporate authority to enter into this Agreement and to perform its obligations hereunder;

5.1.2

neither the execution and delivery of this Agreement by Context nor its performance hereunder conflicts with or results in any violation or breach of, or constitutes (with or without due notice or lapse of time or both) a default under any of the terms or conditions of its certificate of incorporation or bylaws, or any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which it is a Party or by which it or any of its properties or assets may be bound, or, to its knowledge, violate any statute, law, rule, regulation, writ, injunction, judgment, order or decree of any court, administrative agency or governmental authority binding on it or any of its properties or assets, excluding any such breaches or defaults that, individually and in the aggregate, would not have a material adverse effect on its business or financial condition or the transactions contemplated hereby;

5.1.3	this Agreement is a legal, valid and binding agreement of Context, enforceable in accordance with its terms;

5.1.4

neither it nor any of its Affiliates have entered or will enter, directly or indirectly, into any contract or any other transaction with any Third Party or Affiliate that conflicts or derogates from its undertakings under this Agreement; and

5.1.5	Context has, and will at all times throughout the Term have, the requisite expertise, experience and skill to perform its obligations hereunder.

5.1.6

the use by Tyligand of the Background IP and other technical information of Context and its respective Affiliates in connection with the Development Plan, does not violate, and shall not violate, any third party Intellectual Property rights; and

5.1.7

Context is aware of its obligations and shall comply with all Applicable Laws, and will maintain the necessary governmental registrations, licenses, and permits related to its obligations under this Agreement.

5.2

Disclaimer. Except as expressly set forth in this Agreement, Context does not make any, and hereby expressly disclaims any and all representations, guarantees or warranties, implied, statutory or otherwise, in connection with this Agreement.

ARTICLE VI

INTELLECTUAL PROPERTY

6.1	Ownership of Intellectual Property Rights. All existing and future Intellectual Property and Know-How of the Parties and their respective Affiliates shall be owned as follows:

6.1.1

Upon Successful Completion of the Development Plan and payment by Context to Tyligand of the [***] milestone payment pursuant to Section 3.1 above or mutual written agreement (signed by the Parties) on the terms of Partial Success pursuant to Section 3.5, or at any time prior with accelerated full payment Milestone No.1, Context shall own, and Tyligand thereby grants and automatically assigns, the entire right, title, and interest in and to all Inventions and Know-How related to the Process and/or Development Plan first made, discovered, or reduced to practice solely by or on behalf of Tyligand (including its employees, agents, consultants, or advisors) or acquired solely by Tyligand in the course of performing its obligations under this Agreement, or acquired jointly by Tyligand and Context in the course of performing their obligations under this Agreement (collectively, the “Improvements”);

6.1.2

Thereafter, Context shall have the sole right for the filing, maintenance and prosecution of the Improvements, including the Intellectual Property related to the Process. Tyligand shall perform all acts and execute, and shall cause its employees or Affiliates to execute, all documents necessary, to transfer and assign to Context, the Improvements, including the Intellectual Property and Know-How in relation to the Process for the Compound. Tyligand will provide the necessary assistance, at no additional cost to Context, for the prosecution and maintenance of such Improvements and Intellectual Property and shall be solely responsible for the renumeration of its inventors;

6.1.3

All Intellectual Property and Know-How not pertaining to the Compound owned by a Party or such Party’s Affiliates hereto on the Effective Date and all improvements thereto made by a Party (other than Improvements) shall continue to be owned by such Party or such Party’s Affiliates; however, to the extent any of Tyligand’s process chemistry Intellectual Property or Know-How is necessary or useful to make, have made, or use the Compound or Improvements relating to the Compounds in the Territory by Context, Tyligand shall grant and hereby grants to Context a non-exclusive, perpetual, transferable, sublicensable, and royalty-free license, which license shall survive the expiration or termination of this Agreement;

6.1.4

Each Party shall, at the other Party’s request and expense take such steps as may be reasonably required to maintain the validity and enforceability of the other Party’s (or its Affiliates’) Intellectual Property and Know-How during the Term;

6.1.5

Tyligand shall, at Context’s request and expense take such steps as may be reasonably required to maintain the validity and enforceability of the Context’s rights in the Improvements whether during the Term of thereafter;

6.1.6

Neither Party shall do or omit to do, or authorize any Third Party to do or omit to do, any act or omission that would or might invalidate or be inconsistent with any of Intellectual Property and Know-I-low owned by the other Party or its Affiliates; and

6.1.7

Each Party and its Affiliates shall be free to use and practice its own Intellectual Property and Know-How for any purpose in any country in the world on terms that are not or will not be inconsistent with the terms of this Agreement without any obligation to notify or obtain the consent of the other Party of such intended use, and without any obligation to pay royalties or other compensation to the other Party by reason of such use during the Term and thereafter.

6.2

No Settlement. Neither party shall enter into any settlement, agreement, consent judgment or other voluntary final disposal of a proceeding or threatened proceeding under this Section 6 of any Intellectual Property or Know-How rights such Party exclusively licensed to or otherwise assigned to the other Party hereunder, in whole or in part, without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Nothing contained herein shall be construed as advocating a settlement that is unlawful under Applicable Law.

ARTICLE VII

INDEMNIFICATION, LIMITATION OF LIABILITY, INSURANCE

7.1

Indemnification by Tvligand. Tyligand covenants and agrees to indemnify, defend and hold Context, its Affiliates and their respective directors, managers, officers, shareholders, employees and agents harmless from and against any and all losses, liabilities, damages, costs and expenses, including reasonable attorney’s fees and disbursements (collectively, “Damages”) in connection with any and all suits, investigations, claims or demands resulting from or rising out of: (a) any breach or alleged breach by Tyligand or its Affiliates of this Agreement; or (b) any negligence, gross negligence or willful misconduct by Tyligand or its Affiliates; except, in each case, to the extent of Context’s indemnification obligations under Section 7.2.

7.2

Indemnification by Context. Context covenants and agrees to indemnify, defend and hold Tyligand, its Affiliates, and their respective directors, managers, officers, shareholders, employees and agents harmless from and against any and all Damages in connection with any and all suits, investigations, claims or demands by Third Parties resulting from or arising out of: (a) any breach or alleged breach by Context or its Affiliates of this Agreement; or (b) any negligence, gross negligence or willful misconduct by Context or its Affiliates; except, in each case, to the extent of Tyligand’s indemnification obligations under Section 7.1.

7.3

Indemnification Procedure. As soon as a Party becomes aware of the possibility of a claim involving indemnification under this Section 7 (“Indemnified Party”), the Indemnified Party shall give the other Party (“Indemnifying Party”) prompt written notice and shall permit the Indemnifying Party to have control over the defense of such claim or suit. The indemnified Party agrees to provide all reasonable information and assistance to the indemnifying Party in such defense. No such claims shall be settled other than by the Indemnifying Party defending the same, and then only with the consent of the other Party, which shall not be unreasonably withheld, conditioned, or delayed; provided however, that the Indemnified Party shall have no obligation to consent to any settlement of any such claim which imposes on the Indemnified Party any liability or obligation which cannot be assumed and performed in full by the Indemnifying Party.

7.4

Limitation of Liability. Except in the event of and to the extent of (a) damages awarded to a Third Party (i) in connection with the indemnification provisions set forth in Section 7 above or (ii) in connection with a suit concerning Intellectual Property rights, (b) a breach of Applicable Law, Section 9 (Confidentiality) or the Intellectual Property rights of the other Party or the other Party’s Affiliates, and (c) damages arising from the gross negligence or willful misconduct of a Party or its Affiliates, no Party or its Affiliates shall be liable to the other Party or its Affiliates for special, indirect, incidental or consequential damages (including, without limitation, lost profits to the extent constituting consequential damages), whether in contract, warranty, negligence, tort, strict liability or otherwise, arising out of this Agreement or the activities contemplated hereunder.

7.5

Cumulative Remedies. The remedies provided in this Section 7 shall be cumulative and shall not preclude assertion by any Indemnified Party of any other rights or seeking of other remedies against Indemnifying Party.

7.6

Continuing Obligation. The obligation of the Indemnifying Party contained in this Section 7 shall remain operative and in full force and effect regardless of any pending investigation made by or on behalf of any Indemnified Party.

7.7

Fault. In the event that in determining the respective obligations of indemnification hereunder, it is found that the fault of either Party, or their respective Affiliates, contributes to any Damages, then each of Tyligand and Context shall be responsible for that portion of the Damages to which its fault contributed.

ARTICLE VIII

INSURANCE

8.1

During the Term of this Agreement Tyligand and Context shall, each at their own expenses, obtain and maintain adequate insurance policies to cover their responsibilities and risks under this Agreement.

ARTICLE IX

CONFIDENTIALITY

9.1

Each Party to this Agreement shall maintain in strict confidence, and shall not disclose to any Third Party, any Confidential Information disclosed by or on behalf of the other Party pursuant to this Agreement. Each Party shall not use or disclose such Confidential Information except as permitted by this Agreement. Each Party shall safeguard the confidential and proprietary nature of the Confidential Information of the other Party with at least the same degree of care as it holds its own Confidential Information of like kind, which shall be no less than a reasonable degree of care. Notwithstanding the foregoing, the preceding restrictions shall not apply to information that the Receiving Party can sufficiently demonstrate by credible written evidence:

9.1.1	Was lawfully in its possession prior to the time of disclosure hereunder;

9.1.2	Is or becomes public knowledge through no fault, omission, or act of the Receiving Party; or

9.1.3

Was independently developed for or by the Receiving Party, without violating the terms of this Agreement. In addition, if Receiving Party is requested to disclose the Confidential Information of the Disclosing Party in connection with a legal or administrative proceedings or otherwise to comply with a requirement under Applicable Law, the Receiving Party shall give the Disclosing Party a prompt written notice of such request to enable the Disclosing Party to seek an appropriate protective order or other remedy or to waive compliance with the relevant provisions of this Agreement. If the Disclosing Party seeks a protective order or any other remedy, Receiving Party shall promptly cooperate with and reasonably assist the Disclosing Party in such efforts. If the Disclosing Party fails to obtain a protective order or waives compliance with the relevant provisions of this Agreement, the Receiving Party shall disclose only that portion of Confidential Information which its independent outside legal counsel determines is required to be disclosed.

9.1.4

Notwithstanding the above, Tyligand may disclose Confidential Information to a third party, such as raw material or special equipment providers, without violating the obligations of this Agreement, to the extent that the disclosure is for the sole purpose of enabling supply chain for the Development, provided that the third party have a need to know for such purpose and have signed confidentiality agreements or are otherwise bound by confidentiality obligations with Tyligand at least as restrictive as those contained herein. In any event, such disclosure shall be documented and reported to Context on an annual basis.

9.2

Return of Confidential Information. At any time during the Term, and immediately upon expiry or termination of this Agreement, upon the written request of the Disclosing Party, the Receiving Party shall promptly return or destroy, at the Disclosing Party’s option, all Confidential Information of the Disclosing Party; provided however, that subject to the terms of this Agreement, the Receiving Party shall be entitled to retain one copy of such Confidential Information for purposes of determining its obligations under this Agreement. Notwithstanding the above, the Receiving Party shall continue to be bound by its obligation of confidentiality and non-use under this Agreement.

9.3	The provisions of this Article IX shall survive the termination or expiration of this Agreement and the License Agreement (whichever is later) for a period of seven (7) years thereafter.

ARTICLE X

TERM AND TERMINATION

10.1

Term. This Agreement shall commence on the Effective Date and shall continue in force for a period of twelve (12) months from the Effective Date of the Agreement, unless earlier terminated pursuant to this Article X (“Term”). The Term shall be extended upon mutual written consent on month by month basis.

10.2

Material Breach. This Agreement may be terminated by either Party, by written notice provided to the other Party at any time during the Term if the other Party (the “Breaching Party”) is in material breach or default of any of its obligations hereunder or any of its representations or warranties hereunder were untrue in a material respect when made, as follows: (i) the terminating Party shall send written notice of the material breach or material default to the Breaching Party, and (ii) the termination shall become effective sixty (60) days after written notice thereof was provided to the Breaching Party, unless and if such material breach or default could be cured, and the Breaching Party has cured any such material breach or default prior to the expiration of the sixty (60) day period

10.3

Insolvency or Bankruptcy. Either Party may terminate this Agreement effective upon issuance of written notice if, at any time, the other Party files a petition in bankruptcy, or enters into an arrangement with its creditors, or applies for or consents to the appointment of a receiver or trustee, or makes an assignment for the benefit of creditors, or suffers or permits the entry of an order adjudicating it to be bankrupt or insolvent. All rights and licenses granted by Tyligand and its Affiliates pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of 11 U.S.C. §101 et seq. (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that Context (and its Affiliates), as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights (including, without limitation, any right to enforce any exclusivity provision of this Agreement (including any embodiment of such “intellectual property”)), remedies and elections under the Bankruptcy Code.

10.4

Change in Control. In the event of change in Control of a Party, such Party shall immediately intimate the other Party of such change in Control, after which, the other Party shall have the absolute right and discretion to (i) obligate such Party to provide reasonable assurances to its satisfaction that the terms and provisions hereof shall be maintained as existing as of the period immediately prior to the change in Control and continue with this Agreement; or (ii) terminate this Agreement with a written notice to the other Party, which termination shall be effective immediately.

10.5

Force Majeure Event Termination. If a Force Majeure Event continues on a Party for a consecutive period of at least sixty (60) days, the Party not affected may, upon notice to the affected Party, terminate this Agreement, such termination to be effective thirty (30) days from the date of such notice.

10.6

Consequences of expiry and termination. Expiration or termination of this Agreement for whatever reason shall not affect the liabilities or obligations of the Parties hereunder in respect of matters accrued at the time of such expiration or termination and shall be without prejudice to any other right or remedies available at law or in equity. Each Party shall return the Confidential Information of the other Party.

10.7	Survival. The termination or expiration of this Agreement shall not affect the survival and continuing validity of Article VI through Article XII.

ARTICLE XI

MISCELLANEOUS

11.1

Governing Law. This Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the laws of the State of New York, without reference to conflict of law provisions.

11.2	Dispute Resolution. Neither Party shall commence a legal action in respect of any dispute arising under this Agreement (a “Dispute”) without first complying with the following procedure:

11.2.1	A Party claiming that a Dispute has arisen shall first provide written notice to the other Party giving details of the Dispute;

11.2.2	Within seven (7) days after such notice has been received, each Party shall designate a representative authorized to settle the Dispute on its behalf;

11.2.3

The Parties shall use commercially reasonable efforts to resolve the Dispute within thirty (30) days (or such shorter period if the statute of limitations will expire) of either Party first providing a notice (“Negotiation Period”); and

11.2.4

In the event the Parties are unable to resolve the Dispute in or during the Negotiation Period, such Dispute shall be subject to the exclusive jurisdiction of the state or federal Courts in the State of New York.

11.3	Notices. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be (as elected by the Party giving such notice) hand delivered by messenger or courier service, or mailed by registered or certified mail (postage prepaid), return receipt requested, or delivered by delivery service, addressed to the following:

If to Context:

Attn: Martin Lehr

Tel.: [***]

Email: [***]

and if to Tyligand:

Attn: Tony Zhang, PhD

Tel.: [***]

Email: [***]

Any such notices are deemed to have been received (a) if delivered personally or by email (with email confirmation of receipt) at the time of delivery; and (b) in the case of registered airmail, prepaid recorded delivery or registered post-upon receipt. By giving to the other Party notice, a Party shall have the right from time to time, at any time during the Term, to change their respective addresses. This Article XI is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

11.4

Further Assurances. Each Party agrees to execute and deliver any and all such other and additional instruments and documents and do any and all such other acts and things as may be necessary or expedient to effectuate more fully this Agreement and to carry out the business contemplated by this Agreement.

11.5

Force Majeure. The inability of a Party to commence or complete its obligations hereunder by the dates herein required resulting from delays caused by natural disasters (such as earthquakes and floods), severe weather, fires, epidemics, riots, government action or directives, a failure of public transportation or communications, strikes, insurrection, acts of God, war, acts of terror, emergencies, or other causes beyond the Party’s reasonable control (a “Force Majeure Event”) that shall have been promptly communicated to the other Party, shall extend the period for the performance of the obligations for the period of any such delay(s) and shall not be cause for termination of this Agreement; provided, however, the Party that is subject to the Force Majeure shall (a) use Commercially-Reasonable Efforts to mitigate any such action resulting in a Force Majeure Event; and (b) continue to perform the terms of this Agreement to the extent feasible in view of such Force Majeure Event. If either Party is unable to perform its obligations hereunder as a result of a Force Majeure Event the other Party not affected by the Force Majeure Event can terminate the Agreement.

11.6

Assignment and Subcontracting; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Except as permitted herein, neither Party may assign its rights or delegate its obligations under this Agreement to a Third Party without prior written consent of the other

Party and the express prior written confirmation that any successor in interest to this Agreement agrees to be bound by the terms and conditions of this Agreement, except that either Party may assign this Agreement without the other Party’s consent to an Affiliate or to a person or entity who acquires all or substantially all of the business of the assigning Party to which this Agreement relates, by merger, sale of assets, or otherwise.

11.7

Waiver and Amendment. Any term, condition or covenant (including, without limitation, the period during which any condition is to be satisfied or any obligation performed) may be amended by the mutual agreement of the Parties hereto at any time. Any waiver, extension or amendment shall be evidenced by an instrument in writing executed by an officer authorized to execute such waivers, extensions or amendments. No waiver by either Party, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such Party’s rights under such provisions at any other time or a waiver of such Party’s right under any other provision of this Agreement. No failure by any Party to strictly enforce any of the provisions of this Agreement, to exercise any right under this Agreement, or to take any action against any breach of this Agreement or default by another Party shall constitute a waiver of the former Party’s right to enforce any provision of this Agreement, to exercise such right or to take action against such breach or default or any subsequent breach or default by such other Party.

11.8

Entire Agreement. This Agreement contains every obligation and understanding between the Parties relating to the subject matter hereof and merges all prior discussions, negotiations and agreements, between them, and neither of the Parties shall be bound by any conditions, definitions, understandings, warranties or representations other than as expressly provided or referred to herein.

11.9

Severability. In the event that any one or more of the provisions contained in this Agreement shall be declared invalid, void or unenforceable by a court of competent jurisdiction, the remainder of the provisions of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be revised and amended to the minimum extent necessary in order for it to be valid and legally enforceable, consistent with the original intent of this Agreement.

11.10	Section Headings. The Section headings in this Agreement are for convenience of reference only and shall not be deemed to affect the interpretation of any provision of this Agreement.

11.11

No Third Party Rights. The provisions of this Agreement are for the exclusive benefit of the Parties to this Agreement, and no other Person (including without limitation any creditor of any Party to this Agreement) shall have any right or claim against any Party to this Agreement by reason of those provisions or be entitled to enforce any of those provisions against any Party to this Agreement.

11.12

Relationship of Parties. This Agreement shall not constitute or be construed as creating a partnership or joint venture between the Parties, and neither Party shall be liable for any debts or obligations of the other Party. Neither Party shall, in any way, be considered as being an agent or representative of the other Party in any dealings with any Third Party, and neither Party can act for, or bind the other Party, in any such dealings.

11.13

Construction. The Parties acknowledge that each Party has been advised by counsel during the course of negotiation of this Agreement and, therefore, that this Agreement shall be interpreted without regard to any presumption or rule requiring construction against the Party causing this Agreement to be drafted.

11.14

Public Announcement. Neither Party shall issue any other public announcement, press release, or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, except for any such disclosure that is, in the opinion of the disclosing Party’s counsel, required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed or is explicitly permitted by the provisions of this Agreement. In the event a Party is, in the opinion of its counsel, required by Applicable Law or the rules of a stock exchange on which its securities are listed to make such a public disclosure, such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable (and in no event less than three (3) business days prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon. Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement or any amendment thereto that has already been publicly disclosed by such Party, or by the other Party so long as (i) such information remains accurate as of such time and (ii) the frequency and form of such disclosure are reasonable.

11.15

Interpretation. (i) Unless the context of this Agreement otherwise requires, (a) words of one gender include the other gender; and (b) words using the singular or plural number also include the plural or singular number, respectively; (ii) Whenever this Agreement refers to a number of days, unless otherwise specified, such number shall refer to calendar days; (iii) References to any agreement, contract, statute, act, or regulation are to that agreement, contract, statute, act, or regulation as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; (iv) Any capitalized terms used in any Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement: (v) References from or through any date mean, unless otherwise specified, from and including or through and including, respectively; (vi) All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein; (vii) References to any Party or Third Party include the successors and permitted assigns of that Party or Third Party; (viii) References to Articles, Sections, and Schedules are to Articles, Sections and Schedules of this Agreement unless otherwise specified; (ix) The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (x) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import; and (xi) “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

11.16

Authority. The persons executing this Agreement on behalf of Context and Tyligand represent and warrant that they have the authority from their respective governing bodies to enter into this Agreement and to bind their respective companies to all the terms and conditions of this Agreement.

11.17	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(REMAINDER OF PAGE LEFT BLANK INTENTIONALLY.)

IN WITNESS, the Parties hereto have caused this Agreement to be duly executed by their authorized signatories to be effective as of the Effective Date.

CONTEXT THERAPEUTICS LLC		TYLIGAND BIOSCIENCE (SHANGHAI) LIMITED

Signed	/s/ Martin Lehr	Signed	/s/ Tony Y. Zhang

Print Name	Martin Lehr	Print Name	Tony Y. Zhang

Title	CEO	Title	CEO

EXHIBIT A

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EXHIBIT B

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EXHIBIT C

FEES AND MILESTONES

No	Fees and Milestones	Amount (USD)
1	Upon Successful Completion of the Development Plan, including meeting the Specifications.	$800,000

2	[***]	$2,000,000

3	[***]	$3,000,000

EXHIBIT D

LICENSE, DEVELOPMENT, MANUFACTURING & MARKETING AGREEMENT

EXHIBIT E

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Context Therapeutics LLC

By:

Title:

Date: